SCHEDULE 14A
                     SCHEDULE 14 INFORMATION



Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant        [ X ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement

[  ]  Definitive Proxy Statement

[  ]  Definitive Additional Materials

[ X ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12

Name of Registrant as Specified in Its Charter:

Columbia/HCA Healthcare Corporation

Name of Person(s) Filing Proxy Statement:

SEIU Pension Funds

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     Date Filed: _______________________________

I. Remarks by SEIU Secretary Treasurer Betty Bednarczyk to invited participants of the Executive Committee and General
Members Meeting of the Council of Institutional Investors on
3/31/98:

Good morning.  My name is Betty Bednarczyk with the SEIU Master
Trust.

Thank you for coming this morning on such short notice and at such an early hour.

As you know we have nominated two very qualified individuals to run as independent candidates for the board of directors of Columbia/HCA Healthcare Corporation. They are former SEC Commissioner Steven Wallman and former Medicare and Medicaid Administrator Howard Newman.

Most of us are already familiar with Columbia's problems -- probably the largest federal healthcare fraud investigation in history, numerous lawsuits brought by consumers and shareholders and a 30% drop in share value.

We believe that Columbia's board would benefit from the wisdom and independence of these two directors. They are in no way beholden to current management because they have been chosen independently by shareholders.

Steven Wallman hardly needs an introduction for most people in this room. He served on the Securities and Exchange Commission
from July 1994 to September 1997.   As all of you know, his
outstanding work there earned him a reputation as the SEC's foremost advocate for shareholders' rights. Before his appointment to the SEC, he was a corporate and securities law partner at Covington & Burling. He represented public companies on fiduciary responsibility issues, business transactions and disclosure obligations.

Howard Newman will bring a new depth of experience to Columbia/HCA's relations with the two federal insurance programs which together account for 40% of company revenue. Mr. Newman headed Medicare and Medicaid at the end of the Carter Administration and headed Medicaid for four years under President Nixon. He spent 17 years as a hands-on hospital manager, six of them as President of Dartmouth-Hitchcock Medical Center in Hanover, New Hampshire. As a former dean and current Health Policy and Health Management professor in NYU's Robert F. Wagner Graduate School of Public Service, he has devoted the past ten years of his career to training future health care leaders.

Last night there was a late-breaking development in this effort to elect independent directors. We were contacted by the company and asked to postpone any active solicitation on behalf of our candidates until the company had a chance to talk to us further about this issue.

The company was aware of the fact that we intended to introduce these two candidates at the meeting of the Council of Institutional Investors. I think it is a tribute to the Council and its members that the company is interested in talking to us at this time.


While we are serious about running these two independent candidates, we have agreed to honor the company's request to postpone any active solicitation until we have had a chance to have a meaningful discussion with them.

We will inform you as soon as possible on the outcome of these discussions and let you know how we intend to proceed.

Now I would like to give Steve Wallman and Howard Newman a chance to make some brief remarks.

II. Remarks by SEIU Secretary Treasurer Betty Bednarczyk to the General Members Meeting of the Executive Committee and
General Members Meeting of the Council of Institutional Investors on 3/31/98:

Good morning.  My name is Betty Bednarczyk with the SEIU Master
Trust.

The highlight of our proxy season to date has been our effort to elect independent directors to the board of Columbia/HCA
Healthcare Corporation.   Many of you had an opportunity to meet
with the candidates at our breakfast meeting this morning.

As you know we have nominated two very qualified individuals to run as independent candidates for the board. They are former SEC
Commissioner  Steven Wallman and former Medicare and Medicaid
Administrator Howard Newman.

Most of us are already familiar with Columbia's problems -- probably the largest federal healthcare fraud investigation in history, numerous lawsuits brought by consumers and shareholders and a 30% drop in share value.

We believe that Columbia's board would benefit from the wisdom and independence of these two directors. They are in no way beholden to current management because they have been chosen independently by shareholders.

Steven Wallman served on the Securities and Exchange Commission
from July 1994 to September 1997.   As all of you know, his
outstanding work there earned him a reputation as the SEC's foremost advocate for shareholders' rights. Before his appointment to the SEC, he was a corporate and securities law partner at Covington & Burling. He represented public companies on fiduciary responsibility issues, business transactions and disclosure obligations.

Howard Newman will bring a new depth of experience to Columbia/HCA's relations with the two federal insurance programs which together account for 40% of company revenue. Mr. Newman headed Medicare and Medicaid at the end of the Carter Administration and headed Medicaid for four years under President Nixon. He spent 17 years as a hands-on hospital manager, six of them as President of Dartmouth-Hitchcock Medical Center in Hanover, New Hampshire. As a former dean and current Health Policy and Health Management professor in NYU's Robert F. Wagner Graduate School of Public Service, he has devoted the past ten years of his career to training future health care leaders.

Last night there was a late-breaking development in this effort to elect independent directors. We were contacted by the company and asked to postpone any active solicitation on behalf of our candidates until the company had a chance to talk to us further about this issue.

The company was aware of the fact that we intended to introduce these two candidates at the meeting of the Council of Institutional Investors. I think it is a tribute to the Council, its members and its staff that the company is interested in talking to us at this time.

While we are serious about running these two independent candidates, we have agreed to honor the company's request to postpone any active solicitation until we have had a chance to have a meaningful discussion with them.

We will inform you as soon as possible on the outcome of these discussions and let you know how we intend to proceed.

Thank you very much.


III. Materials distributed at both meetings:

A.  Disclosure Statement with Reference to the Candidacies of
Steven Wallman and Howard Newman for Election to Board of
Directors of Columbia/HCA Healthcare Corporation

The participants in this solicitation will be the New Columbia Shareholder Committee, Newman, Wallman, the SEIU Master Trust (a trust for pension funds jointly administered by SEIU officials and employers of SEIU members), and the Service Employees International Union ("SEIU"). The Committee was formed by the Trust and SEIU for the purposes of this solicitation and welcomes additional members. The Trust now owns about 47,200 shares of the Company's common stock for SEIU National Industry Pension Fund and other funds. In the past two years, the Trust has had more than 60 transactions in company stock, having owned 121,200 shares as of 12/31/95. The SEIU National Industry Pension Fund is one of the plaintiffs in the pending derivative suit against current and former officers and directors of the Company seeking a recovery for the Company. Other plaintiffs include more than 10 public pension systems, including New York State Common Retirement Fund and five New York City Employee funds. The SEIU Master Trust has proposed a shareholder resolution to give equal access to the Company's proxy card and proxy statement for all duly-nominated candidates for director.

SEIU will bear the costs of this solicitation, which are estimated at $30,000, which may include use of a professional solicitor, and include the provision of counsel to the candidates. It will not seek reimbursement from the Company. In addition, its regular staff will solicit proxies, for which they will receive no added compensation. The persons named in the proxy card are SEIU President Andrew L. Stern and SEIU Assistant Research Director Steve Askin. Proxies will be sought by mail, fax, telephone and personal interview. Neither Newman nor Wallman have worked for or received any compensation from any other participant. SEIU has agreed to indemnify them from expenses and claims arising from this solicitation. They have no agreements or other arrangements with anyone about their conduct as director if elected, nor about future transactions involving the Company, nor regarding future employment by the Company. None of the participants have any understandings or arrangements with anyone with respect to the Company's securities. Newman and Wallman do not own Company stock and have not had any transactions in the Company's stock or with Company. Local unions affiliated with SEIU represents about 1000 Company employees. The Company reported as of 12/96 it had about 285,000 employees and 13 hospitals with some union representation. SEIU locals regularly engage in negotiations over contracts at different facilities and currently are doing so for the Company's Los Robles facility (about 350 employees) and recently negotiated a successor agreement at the Metrowest facility. SEIU is currently engaged in an organizing effort at the Company's Sunrise hospital in Las Vegas. None of these facilities are on strike. Newman's business address: 4 Washington Square North, Room 33, New York University, New York NY 10003. Wallman's business address: 9332 Ramey Lane, Great Falls VA 22066-2025.


Howard Newman, age 62, has been a Professor at NYU since 1988 actively involved in the university's Health Policy and Management Program; he served as Dean of the Robert F. Wagner Graduate School from 1988 to 1994. He is a member of the District of Columbia Bar, an elected member of the Institute of Medicine of the National Academy of Sciences and of the National Academy of Social Insurance. He was the Administrator of the Health Care Financing Administration from 1980-81. From 1970-74, he served as Commissioner of the Medical Services Administration (Medicaid). He was President of the Dartmouth-Hitchcock Medical Center from 1974-80.

Steven M.H. Wallman, age 44, served as a member of the Securities & Exchange Commission from approximately 7/94 to 9/97. Since then, he has served as Senior Fellow (non resident) at Brookings Institute and as a consultant and entrepreneur. He joined the Board of Directors of UOL Publishing, Inc. in approximately 12/97. Prior to his appointment to the Commission, Wallman was a partner in the Washington D.C. law firm of Covington & Burling. He is a member of the American Law Institute, ABA, and Virginia and D.C. Bars.

B.   New Columbia Shareholder Committee
1343 L. Street, N.W.
Washington, D.C.  20005
1-800-732-2953
Fax (202) 898-3309
Newcolumbia@newcolumbia.com
www.newcolumbia.com

Columbia/HCA Board Candidates Information Request

This is not a proxy card and cannot be used to vote in the election of directors.

To ensure that the person who should receive Columbia/HCA proxy related material receives information from the New Columbia
Shareholder Committee, please fill out and return this card by mail or fax (202) 898-3309.

Name:___________________________________________________________

Title:___________________________________________________________

Fund/Firm Name:__________________________________________________

Address:_________________________________________________________

Phone:___________________________________________________________

Fax:_____________________________________________________________

E-Mail:__________________________________________________________

Our Fund may consider supporting the independent candidates.
Please contact me to discuss the candidacies further. _________

Please send me:     __ A copy of your preliminary proxy
__ Biographical details on Steven M. H. Wallman and Howard Newman

C.   New Columbia Shareholder Committee
1343 L. Street, N.W.
Washington, D.C.  20005
1-800-732-2953
Fax (202) 898-3309
Newcolumbia@newcolumbia.com
www.newcolumbia.com

                         March 23, 1998

Dear Fellow Columbia/HCA Shareholder:

As the date for the election of new directors at Columbia/HCA approaches, we and other shareholders believe that this is a unique moment in our company's history and one calling for uncommon steps. For these reasons, we have identified and nominated two outstanding candidates to serve as independent directors of our company: former SEC Commissioner Steven M.H. Wallman and former Medicare and Medicaid Administrator Howard Newman.

We understand that the nomination of candidates by shareholders is an unusual step and one which should not be undertaken lightly. However, because of the extraordinary challenges facing the company in the coming year, there is the need for inclusion of directors who not only have the qualifications necessary to address the crucial issues facing our company, but also are independently selected.

We anticipate that the company may also nominate qualified individuals from outside current management. However, in addition to bringing to the board superb qualifications and experience in securities law, good corporate governance, regulatory compliance, health care delivery and health care policy, Mr. Wallman and Mr. Newman will bring a perspective that can only be attained by individuals nominated directly by shareholders, independent of the guiding voice of management.

Steven M.H. Wallman, 44, served on the Securities and Exchange Commission from July 1994 to September 1997. He earned a reputation as the SEC's foremost advocate for the right of shareholders to appropriately participate in the governance of the companies they own. Prior to his appointment to the SEC, he was a corporate and securities law partner in the Washington, D.C. law firm of Covington & Burling where he represented public companies on fiduciary responsibility issues, business transactions and disclosure obligations. He is currently a Senior Fellow (non-resident) at the Brookings Institution, a consultant and an entrepreneur. Mr. Wallman's proven record in promoting full and clear disclosure of information and active shareholder participation will make him a valuable addition to our Board.

Howard Newman, 62, will bring a new depth of experience to Columbia/HCA's relationships with two crucial customers -- the Medicare and Medicaid programs which together account for 40% of company revenue. Newman served as Administrator of the Health Care Financing Administration (Medicare and Medicaid) in 1980-81 and as Commissioner of the Medical Services Administration (Medicaid) in 1970-74. He also spent 17 years as a hands-on hospital manager, including six years as President of the Dartmouth-Hitchcock Medical Center in Hanover, New Hampshire.
Mr. Newman is currently a professor in the Health Policy and Management program at the Robert F. Wagner Graduate School of Public Service at New York University, where he served as Dean in 1988-94.

A copy of our preliminary proxy is available on EDGAR. You can obtain a copy of that document and fuller biographies of both candidates by returning the enclosed card.

By supporting Messrs. Newman and Wallman you can add two truly independent voices -- a forceful shareholder advocate and a seasoned health care professional - to the Columbia/HCA board.


Sincerely,



Andrew Stern
Chairman SEIU Master Trust

                     Columbia/HCA Chronology


March 18, 1997: Shares close at 43 1/8th.

March 19, 1997: Federal agents raid four Columbia/HCA hospitals in El Paso, Texas, and the offices of 20 doctors affiliated with the company.

April 8, 1997: A class action lawsuit is filed on behalf of shareholders alleging securities fraud.

May 15, 1997: Shareholders vote, over management objections, to eliminate "poison pill."

July 16, 1997: The FBI and other federal agencies serve 35 search warrants at Columbia/HCA locations in seven states.

July 25, 1997: CEO Richard Scott and COO David Vandewater resign.

Vice chairman (former Chairman) Dr. Thomas Frist Jr. resumes the
Chairmanship  and becomes CEO.

July 30, 1997: Federal prosecutors in Florida indict three mid-level Columbia/HCA officials.

August 14, 1997: New York State Comptroller H. Carl McCall files a derivative shareholder lawsuit against current and former
Columbia directors, alleging that they placed the company at risk of prosecution for alleged fraudulent practices.


September 22, 1997: The New York Times reports a pledge by Dr.
Frist to name two independent directors before the end of October.

September 25, 1997: A class action lawsuit is filed on behalf of consumers alleging fraudulent practices at Columbia/HCA.

October 6, 1997: Federal investigators partially unseal an affidavit alleging "systemic" fraud at Columbia/HCA facilities.

November 24, 1997: Ten public pension funds and the SEIU fund join New York Comptroller McCall and New York State as plaintiffs in the derivative lawsuit.

January 14, 1998: CEO Frist states he will announce three new board members in about two weeks.

February 13, 1998: Columbia reports a net loss of $1.2 billion for the fourth quarter of 1997.

March 13, 1998: SEIU files preliminary proxy and notice to nominate Steven M.H. Wallman and Howard Newman as independent directors; as of this date, the company has neither named any independent directors nor announced its slate of director candidates.

March 19, 1998: One year after the original fraud raid, Columbia stock trades at 30 3/8ths, down 30% from the pre-raid price.


[chart of Columbia/HCA closing stock price for one year]